EXHIBIT 9



                STATE REGULATORY COMMISSION DECISIONS OR ANALYSIS




During the period from October 1, 1997 through December 31, 1997 there was one state regulatory commission decision issued which addressed the effect of the factoring of CSW system accounts receivable rates. On March 31, 1997, the Public Utility Commission of Texas issued an order in Docket No. 14965, the Application of Central Power and Light Company for Authority to Change Rates. Paragraph 42 of this order states, in part, "As set out in Section X.B. of the PFD, CPL's necessary and reasonable cost of equity is 10.9 percent for CPL's invested capital...". The company asked for a rehearing on several issues, including the rate of return on the cost of equity, but the Public Utility Commission of Texas finally declined the company's request for a rehearing on this issue in November 1997. CPL's previous cost of equity was 11.75 percent. CSW Credit factored the new rate for CPL into its discount calculation effective December 1, 1997.